UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2016
  DHI Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-3179218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1040 Avenue of the Americas, 8th Floor New York, NY	10018
(Address of principal executive offices)	(Zip Code)
(212) 725-6550
(Registrant’s telephone number, including area code)

 (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As previously reported by DHI Group, Inc. (the “Company”) on July 27, 2016, John Roberts will cease to be the Company’s Chief Financial Officer, effective August 31, 2016 (the “Separation Date”).

In connection with the separation of Mr. Roberts as Chief Financial Officer from the Company, the Company, Dice, Inc. and Mr. Roberts have entered into a separation agreement, dated as of August 1, 2016 (the “Separation Agreement”).

Pursuant to the terms of the Separation Agreement, Mr. Roberts will continue to be employed by the Company through the Separation Date. During the period from the date of the Separation Agreement to the Separation Date, Mr. Roberts will continue to serve as Chief Financial Officer and will provide transition assistance and support to the Company.

In consideration for entering into the Separation Agreement, which includes a release of claims against the Company, Mr. Roberts will be entitled to certain payments and benefits, including the following: (i) a lump sum payment equal to $337,500; (ii) accelerated vesting of certain equity-based awards; and (iii) reimbursement for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 premiums for 12 months, in excess of the cost of such benefits that active employees of the Company Group (as defined in the Separation Agreement) are required to pay.

Mr. Roberts is subject to non-compete and non-solicit restrictions for nine months following the Separation Date.

The description of the Separation Agreement does not purport to be a complete description of the terms thereof and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed as exhibit 10.1 to this Current Report on Form 8-K.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)                             Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated as of August 1, 2016, among DHI Group, Inc., Dice, Inc. and John Roberts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DHI Group, Inc.

By:	/s/ Brian P. Campbell
Name:	Brian P. Campbell
Title:	Vice President, Business and Legal Affairs and General Counsel
Dated: August 1, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated as of August 1, 2016, among DHI Group, Inc., Dice, Inc. and John Roberts.